EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	July 23, 2007
Contacts:	Ken Taylor, EVP/CFO
Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD EARNINGS

Porterville, CA – July 23, 2007 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record net income for the quarter and half ended June 30, 2007. Net income for the second quarter of 2007 was $6.1 million, which represents an increase of $956,000, or 19%, relative to net income of $5.1 million in the same quarter a year ago. Much of the increase is due to a gain recognized on the sale of the Company’s credit card portfolio in June 2007, which totaled $1.6 million pre-tax and approximately $930,000 after taxes. Diluted earnings per share were $0.60 in the second quarter of 2007, compared to $0.50 per diluted share in the second quarter of 2006. Net of the credit card gain, core diluted earnings were $0.51 per share in the second quarter of 2007. Net income for the first half of 2007 was $10.8 million, an increase of $1.3 million, or 13%, compared to the prior year. Diluted earnings per share for the half were $1.07, which is 15% higher than in the first half of 2006.

Sierra Bancorp generated a second quarter return on average equity of 25.90% in 2007 versus 24.74% in 2006, while return on assets was 2.00% for the second quarter of 2007 as compared to 1.82% in the second quarter of 2006. The Company’s return on average equity was 23.69% in the first half of 2007 compared to 23.62% in the same period last year, and its return on average assets was 1.80% for the first half of 2007 and 1.76% for the first half of 2006.

During the second quarter of 2007, gross loans and leases outstanding increased by only $4 million due to the sale of about $11 million in consumer and business credit card balances in June 2007. Total deposits increased by $22 million during the quarter, of which about $5 million represents an increase in wholesale-sourced brokered deposits and the remainder is the result of growth in customer deposits in our branches. For the first half of 2007, gross loans and leases increased by $21 million, or 2%, while total deposits increased by $55 million, or 6%. As for the quarter, wholesale-sourced brokered deposits represent only $5 million of the deposit increase during the first six months of 2007.

“The gain on the sale of our credit card portfolio made a substantial contribution to second quarter and first half profitability, but core earnings were also strong despite margin compression and relatively slow asset growth,” remarked James C. Holly, President and CEO. “A highlight of our recent financial performance is exceptional growth in customer deposits, which has helped mitigate margin compression and has made a significant contribution to fee income related to deposits,” Holly added.

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Sierra Bancorp Financial Results

July 23, 2007

Financial Highlights

As noted above, the Company’s improved quarterly operating results were due in large part to the gain on sale of credit card loans, which added $1.6 million to loan sale income. Net interest income also increased slightly for both the second quarter and the first half of 2007, due to strong growth in average earning assets. Average interest-earning assets were $85 million higher in the second quarter of 2007 than in the second quarter of 2006, and $107 million higher in the first half of 2007 than in the first half of 2006. The contribution of additional earning assets to net interest income was diluted by compression in the Company’s net interest margin, which fell to 5.35% in the second quarter of 2007 from 5.73% in the second quarter of 2006, and to 5.35% in the first half of 2007 from 5.78% in the first half of 2006. The following factors contributed to the net interest margin decline: the Company’s balance sheet is asset-sensitive, which has caused compression in our net interest margin since short-term interest rates stopped increasing; the bulk of the growth in earning assets during 2006 was funded by relatively expensive brokered certificates of deposit or borrowings from the Federal Home Loan Bank (FHLB); and, we have seen a shift from non-interest bearing demand and relatively low-cost savings deposits into more expensive money market and time deposits. Despite these unfavorable factors, strong growth in aggregate customer deposits in 2007 has allowed us to retire some of the more costly wholesale funding obtained in 2006, which has helped us to maintain our net interest margin at about the same level since the fourth quarter of 2006.

Despite increased reserves on a certain agricultural production loan and on balances outstanding on unsecured credit lines, our loan loss provision was $348,000 lower in the second quarter of 2007 than in the second quarter of 2006 due the sale of our credit card loans and a lower rate of growth in other loan balances. Net charge-offs were only $210,000 in the second quarter of 2007, because of the recovery of approximately $202,000 in principal on a $370,000 commercial loan relationship that was charged off during the first quarter. The $1.1 million in net charge-offs during the first half of 2007 includes the remaining $168,000 uncollected balance on that commercial loan relationship, and over $500,000 in unsecured credit lines. We tightened our credit criteria for unsecured lines last year, but because of lines approved before then a level of charge-offs higher than historically experienced for that loan type is still possible for the remainder of the year.

For the quarter, service charges on deposits increased by $235,000, or 15%, relative to the second quarter of 2006. Service charges show improvement due primarily to returned item and overdraft fees generated by new consumer checking accounts. The same holds true for the first half of 2007, which saw an increase of $335,000, or 11%, in service charges on deposits. Other non-interest income increased by $61,000, or 5%, for the second quarter, and by $352,000, or 15%, for the first half of 2007. The increase for the half is due primarily to a higher level of income from bank-owned life insurance (BOLI) in the first quarter, although year-over-year increases in debit and credit card interchange fees and dividends on FHLB stock also contributed.

On the expense side, salaries and benefits increased by $515,000, or 13%, for the quarter, and by $987,000, or 12%, for the first half. The principal cause of the increase is the fact that lower loan volume led to a drop in the deferral of salary costs associated with successful loan

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Sierra Bancorp Financial Results

July 23, 2007

origination activity. The deferral, which reduces current-period expense, fell by $349,000 for the quarter and by $560,000 for the half. Adding to the increase in salaries were regular annual salary increases and the addition of employees for our newest branch in Delano. The cost of benefits, however, dropped by $38,000 for the quarter and was virtually the same for the half, due primarily to falling workers compensation premiums. Occupancy expense increased by less than 1% for the quarter and fell by $102,000, or 3%, for the half, because of first quarter 2007 property tax refunds resulting from assessor audits and lower depreciation expense on furniture and equipment.

Other non-interest expenses increased by $230,000, or 9%, for the second quarter, and by $506,000, or 10%, for the first half. The increase was primarily caused by an increase in marketing expenses, which were up by $151,000 for the quarter and $403,000 for the first half. Marketing expenses are in line with expectations, and have increased because of costs associated with our current deposit-oriented marketing initiatives. Also impacting non-interest expense was the fact that OREO properties were written down by $133,000 in the first quarter of 2006 but no write-downs occurred in 2007. Other significant expense increases in 2007 relative to 2006 include postage expense, which is higher due to the cost of postage associated with our direct-mail marketing initiatives, and professional services expense, including audit, tax, legal, and directors’ expenses.

Total assets increased by less than $1 million from December 31, 2006 to June 30, 2007. Significant balance sheet changes during the first half of 2007 include a drop of $14 million, or 24%, in cash and cash equivalents, an increase of $21 million, or 2%, in gross loans and leases, an increase of $55 million, or 6%, in total deposits, and a drop of $56 million, or 23%, in other borrowings.

The lower balance of cash and due from banks is the result of a reduction in cash items in process of collection. Most of the loan growth for the half was centered in commercial real estate loans, which grew by $33 million, or 8%. The growth in deposits was primarily due to customer deposits generated by our branch system, since the balance of wholesale-sourced brokered deposits increased by only $5 million during the half. There was a shift, however, from savings and non-interest bearing demand deposits into interest bearing demand (NOW) accounts, money market accounts, and time deposits. Non-interest bearing demand deposits declined by $37 million, or 13%, and savings deposits fell by $3 million, or 5%. NOW account balances increased by $15 million, or 23%, money market accounts increased by $37 million, or 32%, and time deposits increased by $43 million, or 13%. Since deposit growth exceeded the increase in loans, and because cash and investment balances declined, we were able to reduce our reliance on FHLB borrowings and fed funds purchased by a combined $56 million, or 27%.

2006 Reclassifications

To provide consistency with 2007 financial reporting there were minor reclassifications of income statement amounts originally reported for the second quarter and first half of 2006, including but not necessarily limited to the following: Property insurance premiums totaling $30,000 for the second quarter of 2006 and $59,000 for the first half of 2006 were moved from other non-interest expenses to occupancy expense.

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Sierra Bancorp Financial Results

July 23, 2007

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 30th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.2 billion in total assets and currently maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its April 2007 edition, US Banker magazine ranked Sierra Bancorp as the 10th best performing publicly-traded mid-tier bank in the nation based on three-year average return on equity, placing us in the top 5% for banks in that category.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

July 23, 2007

CONSOLIDATED INCOME STATEMENT

	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2007	6/30/2006	% Change	6/30/2007	6/30/2006	% Change
Interest Income	$22,263	$19,864	12.1%	$44,008	$37,883	16.2%
Interest Expense	7,978	5,744	38.9%	15,746	10,284	53.1%

Net Interest Income	14,285	14,120	1.2%	28,262	27,599	2.4%

Provision for Loan & Lease Losses	701	1,049	-33.2%	1,601	2,099	-23.7%

Net Int after Provision	13,584	13,071	3.9%	26,661	25,500	4.6%

Service Charges	1,754	1,519	15.5%	3,329	2,994	11.2%
Loan Sale & Servicing Income	1,605	7	22828.6%	1,642	20	8110.0%
Other Non-Interest Income	1,381	1,320	4.6%	2,753	2,401	14.7%
Gain (Loss) on Investments	6	—	100.0%	11	—	100.0%

Total Non-Interest Income	4,746	2,846	66.8%	7,735	5,415	42.8%

Salaries & Benefits	4,435	3,920	13.1%	9,098	8,111	12.2%
Occupancy Expense	1,642	1,631	0.7%	3,107	3,209	-3.2%
Other Non-Interest Expenses	2,889	2,659	8.6%	5,745	5,239	9.7%

Total Non-Interest Expense	8,966	8,210	9.2%	17,950	16,559	8.4%

Income Before Taxes	9,364	7,707	21.5%	16,446	14,356	14.6%
Provision for Income Taxes	3,309	2,608	26.9%	5,638	4,807	17.3%

Net Income	$6,055	$5,099	18.7%	$10,808	$9,549	13.2%

Tax Data
Tax-Exempt Muni Income	$558	$515	8.3%	$1,106	$990	11.7%
Tax-Exempt BOLI Income	$255	$251	1.6%	$613	$436	40.6%
Interest Income—Fully Tax Equiv	$22,563	$20,141	12.0%	$44,604	$38,416	16.1%

Net Charge-Offs (Recoveries)	$210	$820		$1,077	$903

PER SHARE DATA

	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2007	6/30/2006	% Change	6/30/2007	6/30/2006	% Change
Basic Earnings per Share	$0.62	$0.52	19.2%	$1.11	$0.98	13.3%
Diluted Earnings per Share	$0.60	$0.50	20.0%	$1.07	$0.93	15.1%
Common Dividends	$0.15	$0.13	15.4%	$0.30	$0.26	15.4%

Wtd. Avg. Shares Outstanding	9,738,048	9,764,871		9,733,862	9,758,934
Wtd. Avg. Diluted Shares	10,090,450	10,269,469		10,110,627	10,270,090

Book Value per Basic Share (EOP)	$9.64	$8.56	12.6%	$9.64	$8.56	12.6%
Tangible Book Value per Share (EOP)	$9.07	$7.99	13.5%	$9.07	$7.99	13.5%

Common Shares Outstanding (EOP)	9,687,379	9,755,037		9,687,379	9,755,037

KEY FINANCIAL RATIOS

	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2007	6/30/2006		6/30/2007	6/30/2006
Return on Average Equity	25.90%	24.74%		23.69%	23.62%
Return on Average Assets	2.00%	1.82%		1.80%	1.76%
Net Interest Margin (Tax-Equiv.)	5.35%	5.73%		5.35%	5.78%
Efficiency Ratio (Tax-Equiv.)	46.07%	47.24%		48.62%	48.99%
Net C/O’s to Avg Loans (not annualized)	0.02%	0.10%		0.12%	0.12%

AVERAGE BALANCES

	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2007	6/30/2006	% Change	6/30/2007	6/30/2006	% Change
Average Assets	$1,213,526	$1,121,145	8.2%	$1,208,789	$1,091,353	10.8%
Average Interest-Earning Assets	$1,093,923	$1,008,499	8.5%	$1,088,229	$981,010	10.9%
Average Gross Loans & Leases	$904,606	$812,196	11.4%	$897,945	$784,308	14.5%
Average Deposits	$915,555	$824,058	11.1%	$892,106	$818,839	8.9%
Average Equity	$93,785	$82,668	13.4%	$92,000	$81,514	12.9%

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Sierra Bancorp Results

July 23, 2007

STATEMENT OF CONDITION

	End of Period:
(in $000’s, unaudited)	6/30/2007	12/31/2006	6/30/2006	Annual Chg
ASSETS
Cash and Due from Banks	$44,366	$52,725	$49,444	-10.3%
Securities and Fed Funds Sold	186,358	196,562	191,867	-2.9%

Agricultural	9,828	13,193	11,142	-11.8%
Commercial & Industrial	136,882	133,794	129,991	5.3%
Real Estate	685,278	652,089	606,656	13.0%
SBA Loans	21,946	25,946	27,254	-19.5%
Consumer Loans	55,513	54,568	52,150	6.4%
Consumer Credit Card Balances	—	8,418	8,051	-100.0%

Gross Loans & Leases	909,447	888,008	835,244	8.9%
Deferred Loan Fees	(3,411)	(3,618)	(3,077)	10.9%

Loans & Leases Net of Deferred Fees	906,036	884,390	832,167	8.9%
Allowance for Loan & Lease Losses	(12,103)	(11,579)	(10,526)	15.0%

Net Loans & Leases	893,933	872,811	821,641	8.8%

Bank Premises & Equipment	18,721	17,978	18,440	1.5%
Other Assets	72,575	74,998	67,112	8.1%

Total Assets	$1,215,953	$1,215,074	$1,148,504	5.9%

LIABILITIES & CAPITAL
Demand Deposits	$244,288	$281,024	$272,455	-10.3%
NOW / Savings Deposits	139,062	127,521	133,267	4.3%
Money Market Deposits	152,263	115,266	133,922	13.7%
Time Certificates of Deposit	388,070	344,634	291,685	33.0%

Total Deposits	923,683	868,445	831,329	11.1%

Subordinated Debentures	30,928	30,928	46,392	-33.3%
Other Interest-Bearing Liabilities	153,052	209,403	173,815	-11.9%

Total Deposits & Int.-Bearing Liab.	1,107,663	1,108,776	1,051,536	5.3%

Other Liabilities	14,871	15,927	13,507	10.1%
Total Capital	93,419	90,371	83,461	11.9%

Total Liabilities & Capital	$1,215,953	$1,215,074	$1,148,504	5.9%

CREDIT QUALITY DATA

	End of Period:
(in $000’s, unaudited)	6/30/2007	12/31/2006	6/30/2006	Annual Chg
Non-Accruing Loans	$403	$689	$737	-45.3%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	—	—	—	0.0%

Total Non-Performing Assets	$403	$689	$737	-45.3%

Non-Perf Loans to Total Loans	0.04%	0.08%	0.09%
Non-Perf Assets to Total Assets	0.03%	0.06%	0.06%
Allowance for Ln Losses to Loans	1.33%	1.30%	1.26%

OTHER PERIOD-END STATISTICS

	End of Period:
(unaudited)	6/30/2007	12/31/2006	6/30/2006
Shareholders Equity / Total Assets	7.7%	7.4%	7.3%
Loans / Deposits	98.5%	102.3%	100.5%
Non-Int. Bearing Dep. / Total Dep.	26.4%	32.4%	32.8%

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